UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3 to
FORM S-1
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

MBT FINANCIAL CORP.

(Exact Name of Registrant as specified in its Charter)

MICHIGAN	6036	38-3516922
(State of Incorporation)	(Primary SIC Code Number)	(IRS Employer Identification No.)

102 E. Front St.
Monroe, Michigan 48161
(734) 241-3431

(Address, including zip code, and telephone number, including area code, of principal executive offices)

H. Douglas Chaffin, President & CEO
MBT Financial Corp.
102 E. Front St.
Monroe, Michigan 48161
(734) 241-3431

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Martin D. Werner, Esq. Shumaker, Loop & Kendrick, LLP 1000 Jackson Street Toledo, Ohio 43604 Telephone: (419) 321-1395 Facsimile: (419) 241-6894	Donald J. Kunz, Esq. Honigman Miller Schwartz and Cohn LLP 2290 First National Building 660 Woodward Avenue Detroit, Michigan 48226 Telephone: (313) 465-7454 Facsimile: (313) 465-7455	John L. Skibski, CFO MBT Financial Corp. 102 E. Front St. Monroe, Michigan 48161 Telephone: (734) 242-1879 Facsimile: (734) 242-1822

As soon as practicable after the effective date of this Registration Statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee*
Common Stock, no par value	1,411,765	$4.25	$6,000,000	2,576

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Fee was based upon a proposed maximum offering amount of $20,000,000, which is reduced in this Amendment to $6,000,000.
*	SEC filing fee previously paid.

EXPLANATORY NOTE

This Amendment No. 3 is being filed solely to include Exhibit 10.11, the Form of Standby Purchase Agreement, inadvertantly omitted from the second amendment.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The Registrant estimates that the expenses payable by it in connection with this offering, as described in this Registration Statement, will be as follows:

SEC Registration fee	$2,576
Transfer Agent and Subscription Agent Fees	$25,000
Legal fees and expenses	$105,000
NASDAQ Listing Fees	$16,500
Accounting fees and expenses	$27,000
Printing and EDGAR expenses	$25,000
Miscellaneous	$8,924
Total Offering Expenses	$210,000

Item 14. Indemnification of Directors and Officers

Section 561 of the Michigan Business Corporation Act confers authority on Michigan corporations to indemnify their officers, directors, employees and agents and those persons serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another enterprise in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by reason of the fact that such person serves in such capacity. The statue distinguishes between suits brought by a corporation itself, either directly or derivatively, against corporate officials on the one hand, and all other actions or proceedings against such officials, arising from their performance of their corporate duties. In the case of the latter type of action, §561 authorizes a corporation to indemnify covered individuals against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

Where an action is brought against the potential indemnitee either by the corporation itself or by a shareholder derivatively on its behalf, indemnity is limited by §562 to expenses (including attorneys’ fees), and amounts paid in settlement actually and reasonably incurred by the person in connection with such action or suit if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. No indemnification may be made in connection with any matter as to which the person has been found liable to the corporation, unless a court of competent jurisdiction determines that such person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, in which case the person’s indemnification will be limited to reasonable expenses incurred.

Whether a director, officer, employee, or agent is entitled to indemnification under §561 or §562 is contingent upon a determination in each case that the standard of conduct has been met. Section 564(a) requires that (unless ordered by a court or the person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue, or matter in the action, suit or proceeding) such a determination be made in one of the following ways:

•	by a majority vote of a quorum of the board of directors consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding;
•	if a quorum cannot be obtained, by majority vote of a committee duly designated by the board of directors and consisting solely of 2 or more directors not at the time parties or threatened to be made parties to the action, suit or proceeding;
•	in a written opinion by independent legal counsel selected in one of the manners described above, or if neither a quorum of the board nor a committee can be obtained as described above, then selected by the board of directors;

•	by all independent directors who are not parties or threatened to be made parties to the action, suit or proceeding,;
•	by the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit or proceeding may not be voted.

Under §564(a), if it is determined that the person met the standard of conduct, then an authorization for payment of indemnification is to be made in one of the following ways:

(a)	by the board of directors in 1 of the following ways:
(i)	if there are 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all directors who are not parties or threatened to be made parties, a majority of whom shall constitute a quorum for this purpose.
(ii)	by a majority of the members of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit, or proceeding.
(iii)	if the corporation has 1 or more independent directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of all independent directors who are not parties or are threatened to be made parties, a majority of whom shall constitute a quorum for this purpose.
(iv)	if there are no independent directors and less than 2 directors who are not parties or threatened to be made parties to the action, suit, or proceeding, by majority vote or the directors present at a meeting at which a quorum is present, in which authorization all directors may participate.
(b)	by the shareholders, but shares held by directors, officers, employees, or agents who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted on the authorization.

Under §563 of the Michigan Business Corporation Act, indemnification is mandated to the extent that a director or officer has been successful on the merits, or otherwise, in defense of any action, suit or proceeding.

Section 564(b) of the Michigan Business Corporation Act also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be paid by the corporation in advance of any final disposition of the matter provided that such person undertakes to repay any amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Our articles of incorporation and bylaws also contain provisions with respect to the indemnification of our directors and officers. Such provisions, found under Article IX of the articles of incorporation and Article X of the bylaws, provide that we shall provide indemnification to persons who serve or have served as our directors, officers, employees or agents, and to persons who serve or have served at our request as directors, officers, employees, partners or agents of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, whether for profit or not, to the fullest extent permitted by the Michigan Business Corporation Act, as the same now exists or may hereafter be amended.

Article IX of our articles of incorporation provides that our directors shall not be liable to us or our shareholders for money damages for any action taken or any failure to take any action as a director, except liability for: (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on us or our shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. Consistent with the foregoing and Section 564(a)(5) of the Michigan Business Corporation Act, Article X of our bylaws provides that we shall indemnify each of our directors, without any determination of whether the director has met the standard of conduct set forth in Sections 561 and 562 of the Michigan Business Corporation Act and without an evaluation of the reasonableness of expenses and amounts paid in settlement, to the fullest extent permitted by subsection 564(a)(5) of the Michigan Business Corporation Act or any successor provision of the Act.

Article X of our bylaws provides that we shall maintain insurance to the extent that it is reasonably available and the premium costs are not disproportionate to the amount of coverage provided, at our expense, to protect us and the persons serving as our directors and officers or serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any such expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the Michigan Business Corporation Act. We currently maintain insurance of this type.

Item 15. Recent Sales of Unregistered Securities

On December 23, 2013, we entered into separate securities purchase agreements with the standby purchasers to sell to each of them 1,647,059 shares of our common stock at the price of $4.25 per share, or an aggregate of 3,294,118 shares and $14 million, and as of the date of this prospectus we have completed and closed those sales. The total number of shares sold was equal to 18.38% of our outstanding shares immediately prior to the sales to them. The shares were offered and sold pursuant to a private placement and were not registered under the Securities Act of 1933 (the “Act”) in reliance upon the exemption from registration provided by Section 4(2) thereof and Rule 506 of SEC Regulation D.

During the first quarter of 2013, we completed a private placement of 500,000 shares of our common stock, without par value, for an aggregate purchase price of $1,736,000. The shares were offered and sold pursuant to a private placement and were not registered under the Securities Act of 1933 (the “Act”) in reliance upon the exemption from registration provided by Section 4(2) thereof and Rule 506 of SEC Regulation D.

On January 2, 2013, 6,369 Stock Only Stock Appreciation Rights (SOSARs) were issued to a director in exchange for $10,000 of his 2013 annual retainer, as permitted under the MBT Financial Corp. 2008 Stock Incentive Plan. The SOSARs have a term of ten years and vest on December 31, 2013. The per share purchase price of the SOSARs was determined using the Black-Scholes option pricing model, with the following assumptions: expected option lives of 7 years, expected volatility of 62.09%, a risk free interest rate of 1.25%, and a dividend yield of 0.00%. The closing price on the agreement date is set as the exercise price of the SOSARs. Upon exercise, the director will receive the number of shares of stock equal to the value of the increase in the stock price from the agreement date to the exercise date.

During the third and fourth quarters of 2010, we sold 887,638 shares of our common stock, without par value, for an aggregate cash purchase price of $1,241,732. The shares were offered and sold pursuant to a private placement and were not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof and Rule 506 of SEC Regulation D.

Item 16. Exhibits and Financial Statement Schedules

Financial Statement Schedules

All financial schedules for which provision is made in the applicable accounting regulation of the SEC are either included in the financial information set forth in the prospectus or are inapplicable and therefore have been omitted.

Exhibits

The following exhibits are filed as a part of this registration statement:

1.1	Engagement Letter between MBT Financial Corp. and Donnelly Penman & Partners
3.1	Articles of Incorporation of MBT Financial Corp. Previously filed as Exhibit 3.1 to MBT Financial Corp.’s Form 10-Q for its quarter ended June 30, 2011.
3.2	Amended and Restated Bylaws of MBT Financial Corp. Previously filed as Exhibit 3.2 to MBT Financial Corp.’s Form 10-Q for its quarter ended March 31, 2008.
5.1	Opinion Regarding Legality issued by Shumaker, Loop & Kendrick, LLP.
8.1	Tax Opinion of Shumaker, Loop & Kendrick, LLP.
10.1	MBT Financial Corp. 2008 Stock Incentive Compensation Plan. Previously filed as Exhibit 10 on Form 8-K filed by MBT Financial Corp. on June 5, 2008.
10.2	Monroe Bank & Trust Salary Continuation Agreement with Ronald D. LaBeau. Previously filed as Exhibit 10.2 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2000.
10.3	MBT Financial Corp. Amended and Restated Change-in-Control Agreement with H. Douglas Chaffin. Previously filed as Exhibit 10.5 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2005.
10.4	Monroe Bank & Trust Group Director Death Benefit Only Plan. Previously filed as Exhibit 10.4 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2006.
10.5	Monroe Bank & Trust Group Executive Death Benefit Only Plan. Previously filed as Exhibit 10.5 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2006.
10.6	Monroe Bank & Trust Amended and Restated Supplemental Executive Retirement Agreement with H. Douglas Chaffin. Previously filed as Exhibit 10.1 to MBT Financial Corp.’s Form 10-Q for its quarter ended September 30, 2011.
10.7	MBT Financial Corp. Severance Agreements with Donald M. Lieto, Thomas G. Myers, and John L. Skibski. Previously filed as Exhibit 10 on Form 8-K filed by MBT Financial Corp. on January 26, 2006.
10.8	MBT Financial Corp. Severance Agreement with Scott E. McKelvey. Previously filed as Exhibit 10.1 to MBT Financial Corp.’s Form 10-Q for its quarter ended September 30, 2007.
10.9	Stipulation and consent to the issuance of a Consent Order with the FDIC and Michigan DIFS Bank & Trust Division dated July 12, 2010. Previously filed as Exhibit 10 to the Form 8-K filed by MBT Financial Corp. on July 13, 2010.
10.10	Amendment to MBT Financial Corp. Executive Severance Agreements with Donald M. Lieto,
Scott E. McKelvey, Thomas G. Myers, and John L. Skibski. Previously filed as Exhibit 10.10 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2012.
10.11	Form of Standby Purchase Agreement.
10.12	Securities Purchase Agreement with Castle Creek Capital Partners dated December 23, 2013, previously filed as Exhibit 10.1 to MBT Financial Corp’s Form 8-K filed December 23, 2013.
10.13	Securities Purchase Agreement with Patriot Financial Partners, dated December 23, 2013 previously filed as Exhibit 10.2 to MBT Financial Corp’s Form 8-K filed December 23, 2013.
21	Subsidiaries of the Registrant. Previously filed as Exhibit 21 to MBT Financial Corp.’s Form 10-K for its fiscal year ended December 31, 2000.
23.1	Consent of Plante & Moran, PLLC
23.2	Consent of Shumaker, Loop & Kendrick, LLP (contained in the opinion at Exhibit 5)
24	Power of Attorney of certain officers and directors (located on the signature page to the Registration Statement)
99.1	Form of rights certificate subscription agreement.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the standby purchasers during the subscription period, the amount of unsubscribed securities to be purchased by the standby purchasers, and the terms of any subsequent reoffering thereof. If any public offering by the standby purchasers is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

4. The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Michigan, on March 4, 2014.

MBT FINANCIAL CORP.

By:	/s/ H. Douglas Chaffin H. Douglas Chaffin President and Chief Executive Officer
By:	/s/ John L. Skibski John L. Skibski Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 4, 2014, by the following persons in the capacities indicated.

/s/ H. Douglas Chaffin H. Douglas Chaffin President, Chief Executive Officer & Director	* Peter H. Carlton Director
* Michael J. Miller Chairman	* Edwin L. Harwood Director
* Joseph S. Daly Director	* Debra J. Shah Director
/s/ John L. Skibski John L. Skibski Director	* Karen Colina Wilson Smithbauer Director
/s/ H. Douglas Chaffin H. Douglas Chaffin *Attorney in Fact

Exhibit Index

Exhibit	Description
10.11	Form of Standby Purchase Agreement.